AllianceBernstein Large Cap Growth Fund, Inc.
Exhibit 77C
811-06730
77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein Large Cap Growth Fund, Inc. (the Fund) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011. At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, and with respect to the fifth item of business, changes to the fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of each proposal and, therefore each proposal was approved. At the January 5, 2011 Meeting, with respect to the fourth item of business, to amend and restate the charter of the Fund, an insufficient number of required outstanding shares were voted in favor of the proposal and, therefore, the proposal was not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

Proposal 1. The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For 		Withheld Authority
John H. Dobkin		41,568,831.368 		2,271,757.880
Michael J. Downey 	41,564,981.143 		2,275,608.105
William H. Foulk, Jr. 	41,528,222.550 		2,312,366.698
D. James Guzy		41,513,592.177 		2,326,997.071
Nancy P. Jacklin 	41,582,909.830 		2,257,679.418
Robert M. Keith 	41,599,614.161 		2,240,975.087
Garry L. Moody 		41,581,911.936 		2,258,677.312
Marshall C. Turner	41,568,769.710 		2,271,819.538
Earl D. Weiner 		41,512,417.951 		2,328,171.297

Proposal 4. Approve the Amendment and Restatement of the Funds Charter.

Voted For 	Voted Against 	Abstained 	Broker-Non Votes
31,078,286.343 	1,500,102.293 	2,171,138.961 	9,764,946.521

Proposal 5. Approve the Amendment of the Funds fundamental policy regarding commodities.

Voted For 	Voted Against 	Abstained 	Broker-Non Votes
29,889,660.797 	1,658,374.923 	2,216,963.152 	10,075,590.376


ablegal -  2029815 v1
1